Exhibit 2.2

EXECUTION VERSION

CANADIAN ASSET TRANSFER AGREEMENT

BETWEEN

MONDELEZ CANADA INC.

AND

KRAFT CANADA INC.

DATED

September 29, 2012

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION		1

1.01	Definitions	1
1.02	Headings	7
1.03	Extended Meanings	7
1.04	Statutory References	7
1.05	Currency	7
1.06	Schedules	8

ARTICLE 2 - CONVEYANCE		8

2.01	Conveyance of the Canadian Snack Assets	8
2.02	Canadian Grocery Assets	10
2.03	Disclaimer of Representations and Warranties	10
2.04	Consideration	11
2.05	Payment of Consideration	11
2.06	Allocation of Consideration	11
2.07	Cash Transfer	12
2.08	Misdirected Amounts and Misdirected Invoices	13
2.09	Substitution and Subrogation	13
2.10	Assumption of Canadian Snack Liabilities	14
2.11	Retention of Canadian Grocery Liabilities	15
2.12	Obligations and Liabilities Not Assumed	17
2.13	Ancillary Agreements	17

ARTICLE 3 - GENERAL COVENANTS		18

3.01	Waiver of Bulk Sales Laws	18
3.02	Real Property Matters	18
3.03	Intellectual Property Matters	18
3.04	Treatment of Personal Information	18
3.05	Indemnification	19

ARTICLE 4 - TAX MATTERS		20

4.01	Election under Subsection 85(1) of the Tax Act	20
4.02	Stated Capital	21
4.03	Transfer Taxes	21
4.04	Property Taxes	22
4.05	Excise Tax Act; Residency	22

ARTICLE 5 - EMPLOYEE MATTERS		22

5.01	Employees and Collective Agreements	22
5.02	Offers of Employment	22
5.03	Specified Incentive Plans	24

ARTICLE 6 - PENSIONS AND BENEFITS MATTERS		25

6.01	Assignment and Assumption of Registered Pension Plans	25
6.02	Registered Pension Plan Transfers	25
6.03	Group Registered Retirement Savings Plan	28
6.04	Non-Registered Savings Plan Accounts	28
6.05	Supplemental Top Up Plans	28
6.06	Post-Retirement Health and Welfare Benefits	28
6.07	Long-Term Disability Liabilities	29

ARTICLE 7 - CLOSING ARRANGEMENTS AND TERMINATION		29

7.01	Closing	29
7.02	Survival	29
7.03	Termination	29

ARTICLE 8 - GENERAL		29

8.01	Application of the Separation Agreement	29
8.02	Application of the Tax Sharing Agreement	30
8.03	Dispute Resolution	31
8.04	Notices	31
8.05	Governing Law	32

Schedule 2.01(a): Specified Canadian Snack Assets

Schedule 2.01(e): Governmental Permits and Authorizations

Schedule 2.01(g): Contracts Related Exclusively to the Canadian Snack Business

Schedule 2.01(h): Canadian Shared Contracts

Schedule 2.01(i): Freehold Lands and Leasehold Lands

Schedule 2.01(l): Machinery and Equipment

Schedule 2.01(p): Owned Snack Intellectual Property

Schedule 2.01(q): Canadian Intercompany IP Licenses

Schedule 2.02: Specified Canadian Grocery Assets

Schedule 2.06(5): Allocation of Consideration

Schedule 2.10(a): Specified Canadian Snack Liabilities

Schedule 2.10(b): Canadian Snack Indebtedness

Schedule 2.11(a): Specified Canadian Grocery Liabilities

Schedule 2.11(b): Canadian Grocery Indebtedness

Schedule 3.02(1): Sub-leasehold Lands

Schedule 3.05(2)(b): Specified Liabilities

Schedule 5.01(1): Employees Transferring to the Purchaser

- ii -

Schedule 5.01(2): Collective Agreements

Schedule 5.03(1): Specified Incentive Plans

Schedule 6.01(1): Stand-Alone Registered Pension Plans

Schedule 6.01(2): Form of Assignment and Assumption Agreement

Schedule 6.02(1): Vendor Commingled Registered Pension Plans

- iii -

CANADIAN ASSET TRANSFER AGREEMENT

THIS AGREEMENT is made as of the Effective Time

BETWEEN

MONDELEZ CANADA INC., a corporation incorporated under the laws of Canada (the “Purchaser”)

- and -

KRAFT CANADA INC., a corporation amalgamated under the laws of Canada (the “Vendor”)

WHEREAS, pursuant to the Separation Agreement, SnackCo and GroceryCo have agreed to, among other things, cause their respective Subsidiaries, including the Purchaser and the Vendor, to take certain actions necessary to effect the implementation of the Internal Reorganization and the transactions contemplated by the Separation Agreement;

AND WHEREAS, the Vendor is the owner of the Canadian Snack Assets and carries on the Canadian Snack Business;

AND WHEREAS, the Vendor desires to sell and the Purchaser desires to purchase the Canadian Snack Assets and the Canadian Snack Business upon and subject to the terms and conditions set out in this Agreement.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1—INTERPRETATION

1.01 Definitions

Terms used in this Agreement that are defined in the Separation Agreement and that are not otherwise defined herein will have the same meaning herein as in the Separation Agreement; provided, however, that, unless something in the subject matter or context is inconsistent therewith, for the purposes of this Agreement, references in such definitions to “Distribution Date” or “Distribution” (when used in a temporal context) will be read as “Effective Time” (as defined in this Agreement). In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Adjusted Pension Plan Transfer Amounts” has the meaning set out in Section 6.02(5).

“Agreement” means this agreement, including its recitals and Schedules, as may be amended or modified from time to time.

“Assumed Liabilities” means all Canadian Snack Liabilities existing as of the Effective Time, other than (i) the Specified Liabilities, (ii) any liability or obligation of the Vendor not reflected (in accordance with GAAP) on the most recent balance sheet of the Vendor and any liability or obligation of the Vendor arising or assumed after the date of such balance sheet that, had it arisen or been assumed on or before such date and not discharged as of such date, would not have been reflected on such balance sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such liabilities or obligations subsequent to the date of such balance sheet, and (iii) any liability or obligation not excluded under clause (ii) above under any contract with a third party to the extent that the third party has not performed its obligations under the contract prior to the Effective Time and where such performance is to be for the benefit of the Purchaser after the Effective Time.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario are authorized or required by law to close.

“Butterfly Determination Time” means the time immediately before the transfer by the Vendor of all of the issued and outstanding shares of the Purchaser to 1681762 Alberta ULC (referred to in the Tax Ruling as “TSub”), as described in paragraph 80 of the Tax Ruling.

“Butterfly Percentage” means the proportion, expressed as a percentage, that the net fair market value of the business property transferred by the Vendor to Mondelez Canada Holdings ULC (referred to in the Tax Ruling as “TCo”), as described in paragraph 80 of the Tax Ruling, is of the net fair market value of all the business property of the Vendor, determined (i) at the Butterfly Determination Time, and (ii) using the principles set out in paragraphs 73 to 75 of the Tax Ruling (including allocating and deducting, in the manner described in paragraphs 73 and 75, the amount of the liabilities assumed by the Purchaser hereunder).

“Cadbury Bonds Guarantee” means the guarantee dated December 1, 2003 made by Cadbury Beverages Canada Inc. (now Kraft Canada Inc.), jointly and severally with Cadbury Schweppes Public Company Limited and Cadbury Schweppes Finance P.L.C., in favour of each holder of a note issued pursuant to the indenture dated as of September 29, 2003 between Cadbury Schweppes US Finance LLC, Cadbury Schweppes Public Company Limited, Cadbury Schweppes Finance P.L.C. and JPMorgan Chase Bank, as such indenture has been supplemented by a first supplemental indenture dated as of September 29, 2003, a second supplemental indenture dated as of December 1, 2003 and a third supplemental indenture dated as of October 6, 2010, and as it may be further supplemented or amended from time to time.

“Canadian Grocery Assets” means all Assets of the Vendor that constitute GroceryCo Assets, including those listed or described on Schedule 2.02, but in all cases save and except for the Canadian Snack Assets.

“Canadian Grocery Business” means the business and operations conducted by the Vendor at any time prior to the Effective Time that constitute part of the GroceryCo Business.

“Canadian Grocery Liabilities” means all Liabilities of the Vendor that constitute GroceryCo Liabilities, including those listed or described in Section 2.11, but in all cases save and except for the Canadian Snack Liabilities.

“Canadian Income Tax” has the meaning ascribed thereto in the Tax Sharing Agreement.

“Canadian Intercompany IP Licenses” means, collectively, the Incoming Intercompany IP Licenses and the Outgoing Intercompany IP Licenses.

“Canadian Snack Assets” means all Assets of the Vendor that constitute SnackCo Assets, including those Assets listed or described in Section 2.01, but, for greater certainty, excluding those Assets listed or described in Schedule 2.02.

“Canadian Snack Business” means the business and operations conducted by the Vendor at any time prior to the Effective Time that constitute part of the SnackCo Business.

“Canadian Snack Liabilities” means all Liabilities of the Vendor that constitute SnackCo Liabilities, including those listed or described in Section 2.10.

“Canadian Transaction Tax” has the meaning ascribed thereto in the Tax Sharing Agreement.

“Cash Equivalents” means all certificates of deposit and other cash equivalents and all amounts owing to the Vendor from persons related to the Vendor for purposes of the Tax Act that are due within the next 12 months or have no fixed term of repayment (other than accounts receivable and any amounts owing by any corporation or partnership described in paragraph 73(g) of the Tax Ruling).

“Cash or Near Cash Property” means the net fair market value of the property of the Vendor that is treated as cash or near cash property, determined (i) at the Butterfly Determination Time, and (ii) using the principles set out in paragraphs 73 to 75 of the Tax Ruling.

“Closing Date” means September 29, 2012.

“Closing Timeline” means the closing timeline setting out, with respect to the transactions contemplated by the Separation Agreement, the list of documents to be exchanged between the various parties to such agreements and the applicable terms of escrow and release of escrow, including the times at which various deliveries of documents are made and the transactions contemplated thereby become effective.

“Collective Agreements” has the meaning set out in Section 5.01(2).

“Consideration” has the meaning set out in Section 2.04.

“CRA” means the Canada Revenue Agency.

“Effective Time” means the time referred to as the effective time of this Agreement in the Closing Timeline.

“Elected Amount” in respect of an Elected Property means the amount agreed to by the Vendor and the Purchaser in their joint election pursuant to Section 4.01.

“Elected Property” means eligible property within the meaning of subsection 85(1.1) of the Tax Act in respect of which an election has been or will be made as provided in Section 4.01.

“Employees” has the meaning set out in Section 5.01(1).

“FIN 45 Indemnity Obligation” has the meaning ascribed thereto in the Tax Sharing Agreement.

“FIN 45 TSA Receivable” has the meaning ascribed thereto in the Tax Sharing Agreement.

“Forco Interests” means the shares and partnership interests described in clauses (i) and (ii) (A) and (H) of the definition of “Subsidiary Interests”, and all liabilities and obligations owed to the Vendor by such entities.

“Freehold Lands” means the freehold real property listed or described on Schedule 2.01(i) and all rights, interests, entitlements, benefits and privileges of any nature or kind whatsoever related exclusively to such freehold real property, including all rights of way, licences or rights of occupation, easements or other similar rights of the Vendor in connection with such freehold real property.

“Greencastle Obligation” means all liabilities and obligations of the Vendor to or in favour of Kraft Canada Two LP under the loan agreement made as of May 22, 2001 between Greencastle Drinks Limited (now Greencastle Drinks) and Trebor Canada Inc. (now Kraft Canada Inc.), as amended pursuant to an amendment agreement dated August 21, 2012, as such loan agreement has been assigned by Greencastle Drinks to Kraft Foods North America and Asia B.V., and as subsequently assigned by Kraft Foods North America and Asia B.V. to Yellowcastle Limited, and as subsequently assigned by Yellowcastle Limited to Kraft Canada Two LP.

“Incoming Intercompany IP Licenses” means all licenses of Intellectual Property between any GroceryCo Entity or SnackCo Entity, as licensor, and the Vendor, as licensee, including those licenses listed in Part A of Schedule 2.01(q).

“Intellectual Property” means intellectual property of any nature and kind including all domestic and foreign trade-marks, business names, trade names, domain names, social media accounts and passwords, trading styles, patents, trade secrets, Software, industrial designs and copyrights, whether registered or unregistered, and all applications for registration thereof, and inventions, formulae, recipes, product formulations, processes and processing methods, technology and techniques and know-how.

“Inventories” means all inventories Related to the Canadian Snack Business, including all raw materials, ingredients, stores, spare parts, finished goods, work in progress and other items of inventory.

“Lands” means, collectively, the Freehold Lands, the Leasehold Lands and the Sub-leasehold Lands.

“Leasehold Lands” means the interest in the leased premises and the leases or subleases, as applicable, listed or described on Schedule 2.01(i) (which, for greater certainty, specifically excludes the Sub-leasehold Lands), together with all rights, benefits and advantages to be derived therefrom, including all improvements, appurtenances, fixtures and leasehold improvements situate on or forming part of such premises.

“Non-Income Tax” has the meaning ascribed thereto in the Tax Sharing Agreement.

“Non-Union Employees” has the meaning set out in Section 5.02(1).

“Outgoing Intercompany IP Licenses” means all licenses of Intellectual Property between any GroceryCo Entity or SnackCo Entity, as licensee, and the Vendor, as licensor, including those licenses listed in Part B of Schedule 2.01(q).

“Owned Snack Intellectual Property” has the meaning set out in Section 2.01(p).

“Owned Software” means all Software Related to the Canadian Snack Business.

“Pension Plan Transfer Amounts” has the meaning set out in Section 6.02(3).

“Personal Information” means the type of information regulated by Privacy Laws and collected, retained, used or disclosed by the Vendor, including information about an identifiable individual, such as an individual’s name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.

“Privacy Laws” means all federal, provincial, municipal or other laws governing the collection, use, disclosure and storage of Personal Information, including the Personal Information Protection and Electronic Documents Act (Canada).

“Purchaser Shares” means 999,999 common shares in the capital of the Purchaser to be issued to the Vendor pursuant to Section 2.05(b).

“Related to the Canadian Grocery Business” means owned or held immediately prior to the Effective Time by the Vendor and primarily related to or primarily used in the Canadian Grocery Business.

“Related to the Canadian Snack Business” means owned or held immediately prior to the Effective Time by the Vendor and primarily related to or primarily used in the Canadian Snack Business.

“Residual Indemnity Obligation” has the meaning ascribed thereto in the Tax Sharing Agreement.

“Residual TSA Receivable” has the meaning ascribed thereto in the Tax Sharing Agreement.

“Separation Agreement” means the separation and distribution agreement dated on or about September 27, 2012 between Kraft Foods Inc. and Kraft Foods Group, Inc., as may be amended or modified from time to time.

“SnackCo Brand IP” has the meaning ascribed thereto in the IP Agreement (Trademark).

“SnackCo Canada Cash” means an amount of cash and Cash Equivalents of or standing to the credit of the Vendor immediately prior to the Effective Time such that, after giving effect to the transactions contemplated in this Agreement, the Vendor will have transferred to the Purchaser the Butterfly Percentage of the Cash or Near Cash Property.

“SnackCo Incentive Plans” has the meaning set out in Section 5.03(1).

“SnackCo Pension Plans” has the meaning set out in Section 6.02(1).

“Software” means all software, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material related to such software.

“Specified GroceryCo Accounts Receivable” means all accounts receivable of the Vendor (including all accounts receivable from any SnackCo Entity and from any GroceryCo Entity) that constitute a GroceryCo Asset under the Separation Agreement and the trade accounts receivable of the Vendor outstanding as of the Effective Time that arose from sales through the warehouse channel, whether or not such products are included in the SnackCo Business or the GroceryCo Business.

“Specified Incentive Plans” means those incentive plans listed or described on Schedule 5.03(1).

“Specified Indemnity Obligation” has the meaning ascribed thereto in the Tax Sharing Agreement.

“Specified Liabilities” means, collectively, that portion of the Canadian Snack Liabilities that are specifically identified on Schedule 3.05(2)(b) as being Specified Liabilities.

“Specified TSA Receivable” has the meaning ascribed thereto in the Tax Sharing Agreement.

“Stand-Alone Registered Pension Plans” has the meaning set out in Section 6.01(1).

“Sublease Agreements” means the subleases to be entered into between the Vendor, as sub-landlord, and the Purchaser, as sub-tenant, with respect to the entire portion of each of the respective Sub-leasehold Lands, each in such form as may be agreed between the parties thereto.

“Sub-leasehold Lands” means the lands listed or described on Schedule 3.02(1), together with all rights, benefits and advantages to be derived there from, including all improvements, appurtenances, fixtures and leasehold improvements situate on or forming part of such lands.

“Subsidiary Interests” means, collectively, (i) all of the limited partnership interests in Kraft Foods Australia Investments Limited Partnership, (ii) all of the issued and outstanding shares in the capital of (A) Kraft Australia Pty Ltd., (B) Kraft Asia Pacific (Alberta) GP ULC, (C) Kraft Holdings ULC, (D) Lowney Inc., (E) Freezer Queen Foods (Canada) Limited, (F) Neilson International Limited, (G) TCI Realty Holdings Inc., (H) Nabisco Holdings I B.V., and (I) CS Finance Inc. (including, those registered in the name of the Vendor and those held by Cadbury Schweppes Overseas Limited in trust for the Vendor), and (iii) all of the liabilities and obligations owed to the Vendor by Kraft Holdings ULC and by Kraft Asia Pacific (Alberta) GP ULC.

“Tax” has the meaning ascribed thereto in the Tax Sharing Agreement.

“Tax Act” means the Income Tax Act (Canada).

“Tax Ruling” means the advance income tax rulings and opinions from the CRA dated September 5, 2012 confirming the Canadian federal income tax consequences of certain aspects of the Internal Reorganization, including all amendments or supplements thereto.

“Transfer Taxes” has the meaning set out in Section 4.03.

“Transferred Accounts Receivable” means (i) all accounts receivable of the Vendor (including all accounts receivable from any SnackCo Entity and from any GroceryCo Entity) to the extent Related to the Canadian Snack Business, and (ii) any other accounts receivable of the Vendor listed or described on Schedule 2.01(a), but in all cases save and except for the Specified GroceryCo Accounts Receivable.

“Transferred Employees from Commingled Plans” has the meaning set out in Section 6.02(1).

“Unionized Employees” has the meaning set out in Section 5.02(2).

“Vendor Commingled Registered Pension Plans” has the meaning set out in Section 6.02(1).

1.02 Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.03 Extended Meanings

In this Agreement words importing the singular number include the plural and vice versa, and words importing any gender include all genders. The term “including” means “including without limiting the generality of the foregoing” and the term “third party” means any Person other than the Vendor and the Purchaser.

1.04 Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.05 Currency

Unless otherwise specified, all references to currency herein are to lawful money of Canada.

1.06 Schedules

The following are the Schedules to this Agreement:

Schedule 2.01(a)	—	Specified Canadian Snack Assets;
Schedule 2.01(e)	—	Governmental Permits and Authorizations;
Schedule 2.01(g)	—	Contracts Related Exclusively to the Canadian Snack Business;
Schedule 2.01(h)	—	Canadian Shared Contracts;
Schedule 2.01(i)	—	Freehold Lands and Leasehold Lands;
Schedule 2.01(l)	—	Machinery and Equipment;
Schedule 2.01(p)	—	Owned Snack Intellectual Property;
Schedule 2.01(q)	—	Canadian Intercompany IP Licenses;
Schedule 2.02	—	Specified Canadian Grocery Assets;
Schedule 2.06(5)	—	Allocation of Consideration;
Schedule 2.10(a)	—	Specified Canadian Snack Liabilities;
Schedule 2.10(b)	—	Canadian Snack Indebtedness;
Schedule 2.11(a)	—	Specified Canadian Grocery Liabilities;
Schedule 2.11(b)	—	Canadian Grocery Indebtedness;
Schedule 3.02(1)	—	Sub-leasehold Lands;
Schedule 3.05(2)(b)	—	Specified Liabilities;
Schedule 5.01(1)	—	Employees Transferring to the Purchaser;
Schedule 5.01(2)	—	Collective Agreements;
Schedule 5.03(1)	—	Specified Incentive Plans;
Schedule 6.01(1)	—	Stand-Alone Registered Pension Plans;
Schedule 6.01(2)	—	Form of Assignment and Assumption Agreement; and
Schedule 6.02(1)	—	Vendor Commingled Registered Pension Plans.

ARTICLE 2—CONVEYANCE

2.01 Conveyance of the Canadian Snack Assets

Upon and subject to the terms and conditions of this Agreement, the Vendor hereby assigns, conveys, transfers and sets over to the Purchaser, and the Purchaser hereby accepts such assignment, conveyance and transfer, as of and with effect from the Effective Time, all of the right, title, benefit and interest of the Vendor in and to the Canadian Snack Assets. Without limiting the generality of the foregoing, the Canadian Snack Assets include all of the right, title, benefit and interest of the Vendor in and to:

(a)	the Assets listed or described on Schedule 2.01(a) (which, for the avoidance of doubt, is not a comprehensive listing of all Canadian Snack Assets and is not intended to limit the other clauses of this Section 2.01) and all other Assets that are expressly provided in this Agreement as Assets to be transferred to the Purchaser;

(b)	the Vendor’s estimate, which estimate is made immediately before the Effective Time, of the SnackCo Canada Cash, to be satisfied in accordance with Section 2.07;

(c)	the Subsidiary Interests;

(d)	except as otherwise provided in this Agreement, all Assets reflected as assets of the Purchaser on the SnackCo Balance Sheet and any Assets acquired by or for the Purchaser subsequent to the date of the SnackCo Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the SnackCo Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any dispositions of any such Assets subsequent to the date of the SnackCo Balance Sheet;

(e)	all approvals, registrations, permits and authorizations issued by any Governmental Authority that relate exclusively to the Canadian Snack Business or the Canadian Snack Assets and are held in the name of the Vendor, including those listed or described on Schedule 2.01(e);

(f)	all recoveries and other Assets (net of expenses) received by the Vendor or the Purchaser in respect of any SnackCo Action;

(g)	all contracts and agreements that are related exclusively to the Canadian Snack Business and to which the Vendor is a party or by which the Vendor is bound or under which the Vendor has rights, including those listed or described on Schedule 2.01(g);

(h)	subject to Section 2.01(q), the SnackCo Portion of any Shared Contract to which the Vendor is a party or by which the Vendor is bound or under which the Vendor has rights, including those listed or described on Schedule 2.01(h);

(i)	the beneficial interest in the Freehold Lands and the legal and beneficial interest in the Leasehold Lands;

(j)	all plant, buildings, structures, erections, improvements, appurtenances and fixtures situate on or forming part of the Lands (and all plans, surveys, specifications and appraisals in the Vendor’s possession or under its control relating to any of the foregoing, including all such electrical, mechanical and structural drawings related thereto as are in the possession or under the control of the Vendor);

(k)	all fixed machinery and fixed equipment situate on or forming part of the Lands;

(l)	all other machinery and equipment and all vehicles, tools, handling equipment, furniture, furnishings, computer hardware, Software and peripheral equipment, supplies and accessories situate on the Lands or otherwise Related to the Canadian Snack Business, including those listed or described on Schedule 2.01(l);

(m)	the Inventories;

(n)	all shipping and packaging materials and supplies Related to the Canadian Snack Business;

(o)	the Transferred Accounts Receivable;

(p)	all Intellectual Property Related to the Canadian Snack Business (the “Owned Snack Intellectual Property”), including the Intellectual Property listed or described on Schedule 2.01(p);

(q)	the Incoming Intercompany IP Licenses to the extent related to any SnackCo Brand IP, and the Outgoing Intercompany IP Licenses to the extent related to any Owned Snack Intellectual Property (for greater certainty, the Vendor will retain all right, title, benefit and interest of the Vendor in and to (A) the Incoming Intercompany IP Licenses to the extent not related to SnackCo Brand IP, and (B) the Outgoing Intercompany IP Licenses to the extent not related to Owned Snack Intellectual Property);

(r)	the goodwill of the Canadian Snack Business;

(s)	subject to Section 4.04, all pre-paid expenses and deposits Related to the Canadian Snack Business including all pre-paid insurance, rent and royalties, all pre-paid property taxes and water rates, all pre-paid purchases of gas, oil and hydro, all pre-paid lease payments and all pre-paid employee items referred to in Section 5.02(3); and

(t)	any FIN 45 TSA Receivables of the Vendor, and any Specified TSA Receivables of the Vendor with respect to a Tax that would be a Canadian Snack Liability;

provided, however, that the Canadian Snack Assets will not include:

(i)	any Asset referred to in Sections 2.01(j), 2.01(k) or 2.01(l) respecting the Leasehold Lands or Sub-leasehold Lands where, pursuant to the lease or sublease governing the Vendor’s occupancy thereof, such Asset is not capable of being assigned, conveyed, transferred or set over to the Purchaser as contemplated by Section 2.01; or

(ii)	except as set forth in Section 2.01(t), any right, title, benefit and interest of the Vendor in and to any refunds, offsets or credits of Taxes (including any Residual TSA Receivables of the Vendor).

2.02 Canadian Grocery Assets

Notwithstanding any other provision of this Agreement to the contrary, the Vendor will retain all of the Canadian Grocery Assets.

2.03 Disclaimer of Representations and Warranties

Each of the Vendor and the Purchaser understands and agrees that, except as expressly set forth in the Separation Agreement, this Agreement, the Tax Sharing Agreement or in any other Ancillary Agreement, no party (including its Affiliates) to the Separation Agreement, this Agreement, the Tax Sharing Agreement any other Ancillary Agreement or any other agreement or document contemplated by the Separation Agreement, this Agreement, the Tax Sharing Agreement or any other Ancillary Agreement or otherwise, makes any representations or warranties relating in any way to the Assets, businesses or Liabilities transferred or assumed as contemplated hereby or thereby, to any Consent required in connection therewith, to the value or freedom from any Security Interests of, or any other matter concerning, any Assets of such party, or to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any party, or to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth in the Separation Agreement, this Agreement, the Tax Sharing Agreement or in any other Ancillary Agreement, (a) the parties and the members of their respective Group are transferring all such Assets on an “as is,” “where is” basis, (b) the parties are expressly disclaiming any implied warranty of merchantability, fitness for a specific purpose or otherwise, (c) the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest, and (d) none of the Vendor or the Purchaser (including their Affiliates) or any other Person makes any representation or warranty with respect to any information, documents or material made available in connection with the Separation or the Distribution, or the entering into of the Separation Agreement, this Agreement, the Tax Sharing Agreement or any other Ancillary Agreement or the transactions contemplated hereby or thereby, except as expressly set forth in the Separation Agreement, this Agreement, the Tax Sharing Agreement or in any other Ancillary Agreement.

2.04 Consideration

The consideration (the “Consideration”) payable by the Purchaser to the Vendor for the Canadian Snack Assets will be the aggregate fair market value of the Canadian Snack Assets as at the Effective Time.

2.05 Payment of Consideration

The Consideration will be payable and satisfied in full:

(a)	as to the portion of the Consideration equal to the amount of the Assumed Liabilities, by the assumption by the Purchaser of the Assumed Liabilities; and

(b)	as to the balance of the Consideration, by the allotment, issuance and delivery by the Purchaser to the Vendor of the Purchaser Shares.

2.06 Allocation of Consideration

(1) The Consideration will be allocated among the assets or classes of assets that comprise the Canadian Snack Assets as to an amount equal to the fair market value of each such asset or class immediately before the Effective Time.

(2) The Assumed Liabilities assumed by the Purchaser in partial satisfaction of the Consideration will be allocated as follows:

(a)	first, to assets or classes of assets that comprise the Canadian Snack Assets and are current assets (other than Elected Property and Forco Interests), up to the fair market value thereof;

(b)	next, to assets or classes of assets that comprise the Canadian Snack Assets and are current assets and Elected Property (other than Forco Interests), up to the elected amount in respect thereof;

(c)	next, to assets or classes of assets that comprise the Canadian Snack Assets (other than current assets, Elected Property and Forco Interests), up to the fair market value thereof;

(d)	next, to assets or classes of assets that comprise the Canadian Snack Assets and are Elected Property (other than current assets and Forco Interests), up to the elected amount in respect thereof;

(e)	next, to assets or classes of assets that comprise Forco Interests (other than Elected Property), up to the fair market value thereof;

(f)	next, to assets or classes of assets that comprise Forco Interests and are Elected Property, up to the elected amount in respect thereof; and

(g)	next, to assets or classes of assets that comprise the Canadian Snack Assets, to the extent not already allocated to above.

(3) The allocation within each of Sections 2.06(2)(a) through (g) above will be pro rata to the assets or classes of assets that comprise the Canadian Snack Assets within the particular paragraph, and in no event will the amount of the Assumed Liabilities allocated to a particular asset or class of assets exceed the fair market value thereof.

(4) The Purchaser Shares will be allocated to each asset or class of assets that comprise the Canadian Snack Assets to the extent that the fair market value of the particular asset or class of assets immediately before the Effective Time exceeds any amount of the Assumed Liabilities allocated to that particular asset or class of assets as set out in Sections 2.06(2) and 2.06(3).

(5) The allocations referred to in Sections 2.06(1) to 2.06(4) will be estimated by the Vendor, acting reasonably, within 90 days after the date hereof and such allocations will be attached as Schedule 2.06(5).

(6) The Vendor and the Purchaser must each complete all tax returns, designations and elections in a manner consistent with such allocation and otherwise follow such allocation for all tax purposes on and subsequent to the Closing Date and not take any position inconsistent with such allocation. If such allocation is disputed by any taxation or other Governmental Authority, the party receiving notice of such dispute will promptly notify the other party and the parties will use their reasonable best efforts to sustain such allocation. The parties will share information and cooperate to the extent reasonably necessary to permit the transactions contemplated by this Agreement to be properly, timely and consistently reported.

2.07 Cash Transfer

The Vendor’s estimate of the SnackCo Canada Cash to be transferred at the Effective Time pursuant to Section 2.01(b) will be satisfied in cash, any certificates of deposit, amounts owing to the Vendor from persons related to the Vendor that are due within the next 12 months or have no fixed term of repayment (other than any amounts owing by any corporation or partnership described in paragraph 73(g) of the Tax Ruling), and other Cash Equivalents, as determined by the Vendor in its sole discretion.

2.08 Misdirected Amounts and Misdirected Invoices

(1) Notwithstanding anything to the contrary in the Separation Agreement, where any amount in respect of a Canadian Snack Asset or the Canadian Snack Business is paid to or received by the Vendor or any of its Affiliates or their respective successors after the Effective Time, the Vendor, its Affiliates or such successor will remit such amount to the Purchaser within 30 days following the end of the month during which the applicable amount was paid or received. The parties will cooperate in good faith to effect and document such receipts and remittances in a commercially reasonable manner.

(2) Notwithstanding anything to the contrary in the Separation Agreement, where any amount in respect of a Canadian Grocery Asset or the Canadian Grocery Business is paid to or received by the Purchaser or any of its Affiliates or their respective successors after the Effective Time, the Purchaser, its Affiliates or such successor will forthwith remit such amount to the Vendor within 30 days following the end of the month during which the applicable amount was paid or received. The parties will cooperate in good faith to effect and document such receipts and remittances in a commercially reasonable manner.

(3) During the six-month period following the Closing Date, the Vendor will promptly upon receipt thereof forward to the Purchaser any invoice received by the Vendor and addressed to the Purchaser, and the Purchaser will promptly upon receipt thereof forward to the Vendor any invoice received by the Purchaser and addressed to the Vendor (any invoice described in this sentence, a “Misdirected Invoice”). After such six-month period, each of the Vendor and the Purchaser will return any Misdirected Invoices received by it to the applicable vendor for correction.

2.09 Substitution and Subrogation

The conveyance of the Canadian Snack Assets to the Purchaser, its successors and permitted assigns, hereunder is with full rights of substitution and subrogation of the Purchaser, its successors and permitted assigns, to the extent possible, in and to all covenants, representations and warranties by others heretofore given or made in respect of the Canadian Snack Assets or any part thereof.

2.10 Assumption of Canadian Snack Liabilities

Upon and subject to the terms and conditions of this Agreement, the Vendor hereby assigns to the Purchaser, and the Purchaser hereby assumes and will duly and properly perform, fulfil, pay and discharge when due, the Canadian Snack Liabilities. Without limiting the generality of the foregoing, the Canadian Snack Liabilities include all Liabilities of the Vendor to the extent relating to, arising out of or resulting from:

(a)	any matter listed or described on Schedule 2.10(a) and all other Liabilities that are expressly provided in this Agreement as Liabilities to be assumed by the Purchaser, and all obligations and liabilities of the Purchaser under this Agreement;

(b)	the indebtedness of the Vendor listed on Schedule 2.10(b) (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

(c)	except as otherwise provided in this Agreement, the Liabilities reflected as liabilities or obligations on the SnackCo Balance Sheet, and all Liabilities arising or assumed after the date of the SnackCo Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been reflected on the SnackCo Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the SnackCo Balance Sheet;

(d)	any SnackCo Action;

(e)	all Unknown Environmental Liabilities associated with any current or former properties used in the operation of the Canadian Snack Business, including the facilities listed or described on schedule 1.2(24) of the Separation Agreement and all existing and identified Environmental Liabilities of the Vendor or any of its Predecessors relating to events or conditions occurring or arising during the period prior to the Effective Time that relate to any active facility owned or operated by any member of the SnackCo Group as of Effective Time and those set forth on schedule 1.2(14) of the Separation Agreement;

(f)	the terminated, divested or discontinued businesses or operations of the Vendor or any of its Subsidiaries or any of their respective Predecessors that are listed or described on schedule 1.2(25) of the Separation Agreement;

(g)	the operation or conduct of the Canadian Snack Business, as conducted at any time prior to the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person’s authority) which act or failure to act relates to the Canadian Snack Business);

(h)	any Canadian Snack Asset;

(i)	any Environmental Liability resulting from any properties included in or associated with the Canadian Snack Assets (including any business, operations or properties, and any Liability resulting from off-site disposal of waste from such business, operations or properties, for which a current or future owner or operator of the Canadian Snack Assets or the Canadian Snack Business may be alleged to be responsible as a matter of Law, contract or otherwise due to such ownership or operation of the Canadian Snack Assets or the Canadian Snack Business), arising on or after the Effective Time;

(j)	the Applicable SnackCo Proportion of any Shared Liability;

(k)	the Greencastle Obligation;

(l)	the Vendor’s obligations as a subsidiary guarantor under the Cadbury Bonds Guarantee;

(m)	all employment and registered and unregistered pension plan Liabilities to be assumed by the Purchaser pursuant to the terms of this Agreement;

(n)	any FIN 45 Indemnity Obligations of the Vendor, and any Specified Indemnity Obligations of the Vendor that are attributable to any tax sharing/allocation, purchase and sale, or similar agreements allocated to the SnackCo Group on schedule 1.2(16) of the Separation Agreement; and

(o)	except as set forth in Section 2.11(m) or as otherwise expressly provided in this Agreement, and without limiting Section 2.10(n), any obligations or liabilities of the Purchaser for Taxes under the Tax Act or any other Taxes whatsoever that may be or become payable by the Purchaser.

The Vendor and the Purchaser ascribe no value to the Canadian Snack Liabilities that are not Assumed Liabilities and agree that such Liabilities either are Specified Liabilities or have no value. In the event of any inconsistency or conflict that may arise in the application or interpretation of the foregoing provisions, for the purposes of determining what is and is not a Canadian Snack Liability, any item explicitly listed or referred to in this Section 2.10 will take priority over the Liabilities listed or described herein as being Canadian Grocery Liabilities.

2.11 Retention of Canadian Grocery Liabilities

Upon and subject to the terms and conditions of this Agreement, the Vendor will retain and will duly and properly perform, fulfil, pay and discharge when due the Canadian Grocery Liabilities. Without limiting the generality of the foregoing, the Canadian Grocery Liabilities include all Liabilities of the Vendor to the extent relating to, arising out of or resulting from:

(a)	any matter listed or described on Schedule 2.11(a) and all other Liabilities that are expressly provided in this Agreement as Liabilities to be retained by the Vendor, and all obligations and liabilities of the Vendor under this Agreement;

(b)	the indebtedness of the Vendor listed on Schedule 2.11(b) (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

(c)	except as otherwise provided in this Agreement, the Liabilities reflected as liabilities or obligations on the GroceryCo Balance Sheet, and all Liabilities arising or assumed after the date of the GroceryCo Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been reflected on the GroceryCo Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the GroceryCo Balance Sheet;

(d)	any GroceryCo Action;

(e)	all Known Environmental Liabilities, except for those that relate to any active facility owned or operated by any member of the SnackCo Group as of Effective Time and those set forth on schedule 1.2(14) of the Separation Agreement;

(f)	all Unknown Environmental Liabilities associated with any current or former properties used in the operation of the Canadian Grocery Business, including the facilities listed or described on schedule 1.2(15) of the Separation Agreement;

(g)	all Liabilities to the extent relating to, arising out of or resulting from the terminated, divested or discontinued businesses or operations of the Vendor or any of its Subsidiaries or any of their respective Predecessors that are listed or described on schedule 1.2(16) of the Separation Agreement;

(h)	the operation or conduct of the Canadian Grocery Business, as conducted at any time prior to the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person’s authority) which act or failure to act relates to the Canadian Grocery Business);

(i)	all employment and registered and unregistered pension plan Liabilities of the Vendor except to the extent such Liability is to be assumed by the Purchaser pursuant to the terms of this Agreement;

(j)	any Canadian Grocery Asset;

(k)	any Environmental Liability resulting from any properties included in or associated with the Canadian Grocery Assets (including any business, operations or properties, and any Liability resulting from off-site disposal of waste from such business, operations or properties, for which a current or future owner or operator of the Canadian Grocery Assets or the Canadian Grocery Business may be alleged to be responsible as a matter of Law, contract or otherwise due to such ownership or operation of the Canadian Grocery Assets or the Canadian Grocery Business), arising on or after the Effective Time;

(l)	the Applicable GroceryCo Proportion of any Shared Liability;

(m)	any Residual Indemnity Obligations of the Vendor that relate to Canadian Income Taxes or Non-Income Tax, and any Specified Indemnity Obligations of the Vendor that are attributable to any tax sharing/allocation, purchase and sale, or similar agreements that are allocated to the GroceryCo Group on schedule 1.2(16) of the Separation Agreement; and

(n)	except as set forth in Section 2.10(n) or as otherwise expressly provided in this Agreement, and without limiting Section 2.11(m), any obligations or liabilities of the Vendor for Taxes under the Tax Act or any other Taxes whatsoever that may be or become payable by the Vendor, including any income or corporation Taxes resulting from or arising as a consequence of the sale by the Vendor to the Purchaser of the Canadian Snack Assets and the Canadian Snack Business hereunder.

In the event of any inconsistency or conflict that may arise in the application or interpretation of the foregoing provisions, for the purposes of determining what is and is not a Canadian Grocery Liability, any item explicitly listed or referred to in this Section 2.11 will take priority over the Liabilities listed or described herein as being Canadian Snack Liabilities.

2.12 Obligations and Liabilities Not Assumed

Except as otherwise provided in this Agreement, the Purchaser does not assume and will not be liable for any obligations or liabilities of the Vendor whatsoever.

2.13 Ancillary Agreements

The Vendor and the Purchaser each acknowledge that an Affiliate or Affiliates of each of them have entered into the Ancillary Agreements (other than this Agreement), including the Employee Matters Agreement, the IP Agreement (Non-Trademark), the IP Agreement (Trademark), the Supply Agreement, the Tax Sharing Agreement, the Transition Services Agreements and the Warehouse Agreement in connection with the implementation of the transactions contemplated by the Separation Agreement, including the Internal Reorganization. It is intended that nothing in those agreements or the Separation Agreement will effect, constitute or change the timing of (i) any transfer, assignment, conveyance or other disposition of, or any amendment, modification, supplement or other change of or to, any right, title, interest or benefit in any Asset owned or held by the Vendor, the Purchaser or any of their direct or indirect subsidiaries (including partnerships), or (ii) any transfer, assumption, forgiveness or release of, or any amendment, modification, supplement or other change of or to, any Liabilities of the Vendor, the Purchaser or any of their direct or indirect subsidiaries (including partnerships). Rather, it is intended that this Agreement would be entered into to implement the transactions set out in those agreements and the Separation Agreement as they relate to the Assets and Liabilities of the Vendor, the Purchaser and their direct and indirect subsidiaries (including partnerships). Nevertheless, to the extent that any of those agreements or the Separation Agreement create rights or obligations in respect of the Assets or Liabilities of the Vendor or the Purchaser (or any of their direct or indirect subsidiaries (including partnerships), as the case may be), the obligations and entitlements of GroceryCo or a GroceryCo Entity will, to the extent permissible, be performed or received by the Vendor (or the subsidiary of the Vendor, as the case may be) and the obligations and entitlements of SnackCo or a SnackCo Entity will, to the extent permissible, be performed or received by the Purchaser (or the subsidiary of the Purchaser, as the case may be).

ARTICLE 3—GENERAL COVENANTS

3.01 Waiver of Bulk Sales Laws

The parties hereby waive compliance with the Bulk Sales Act (Ontario) and section 6 of the Retail Sales Tax Act (Ontario) and equivalent Laws in other provinces to the extent such Laws would be applicable to the transactions contemplated by this Agreement.

3.02 Real Property Matters

(1)	At or before the Effective Time the Vendor and the Purchaser will have entered into the Sublease Agreements.

(2)	To further evidence the assignment, transfer and conveyance of the Freehold Lands and the Leasehold Lands in Section 2.01 hereof, the Vendor and the Purchaser will enter into and deliver (i) a beneficial transfer of the Freehold Lands, and (ii) an assignment of leases in connection with the Leasehold Lands.

(3)	At or before the Effective Time the Vendor, as grantor, and the Purchaser, as grantee, will have entered into a shared warehouse agreement with respect to a portion of the leased premises described municipally as 5801 72nd Ave. S.E., Calgary, Alberta, in such form as may be agreed between the parties thereto.

3.03 Intellectual Property Matters

Without limiting the generality of section 4.1 of the Separation Agreement, after the Closing Date each party will, at the request of the other party, cooperate with the other party, and without any further consideration, to (i) execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, restated versions of any or all of the Canadian Intercompany IP Licenses to reflect the assignment or partial assignment, as the case may be, of such Canadian Intercompany IP Licenses by the Vendor and the assumption thereof by the Purchaser hereunder, and (ii) take all such other actions as such party may reasonably be requested to take by any other party from time to time, consistent with the terms of this Agreement in order to effectuate, record or otherwise further evidence the assignment, transfer and conveyance of the Owned Snack Intellectual Property.

3.04 Treatment of Personal Information

With respect to any Personal Information conveyed to the Purchaser hereunder, the Purchaser will collect, use, disclose and store such Personal Information only in accordance with the purposes for which individual consent was obtained by the Vendor, or for which individual consent is subsequently obtained by the Purchaser, and for no other purposes. The Purchaser will take all necessary steps directed to ensuring that the collection, use, disclosure and storage by the Purchaser of such Personal Information will comply in all material respects with all Privacy Laws to the extent the Purchaser is required to do so, and will be subject to Purchaser privacy policies which are substantially the same as the Vendor’s privacy policies as at the Closing Date. Except where Personal Information that is duplicated and retained by the Vendor because individual consent was also obtained to use such Personal Information in connection with the Canadian Grocery Business (or, in the case of Personal Information of an Employee, consent was obtained to use such Personal Information in connection with the administration of such Employee’s employment with the Vendor), or where Personal Information is required to be retained by the Vendor to comply with Privacy Laws or the Vendor’s privacy policies, the Vendor will delete any Personal Information conveyed to the Purchaser hereunder.

3.05 Indemnification

(1) The Purchaser will indemnify, defend and hold harmless the Vendor and each of its current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of the foregoing from and against:

(a)	the Canadian Snack Liabilities, other than the Specified Liabilities;

(b)	the operation or conduct of any business conducted by the Purchaser at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person’s authority) and from all packaging levy obligations arising out of or relating to the sale of any products by the Purchaser at any time after the Effective Time); and

(c)	all liabilities, costs, expenses (including reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any of the foregoing.

(2) The Vendor will indemnify, defend and hold harmless the Purchaser and each of its current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of the foregoing from and against:

(a)	the Canadian Grocery Liabilities;

(b)	the Specified Liabilities;

(c)	the operation or conduct of any business conducted by the Vendor at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person’s authority)); and

(d)	all liabilities, costs, expenses (including reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any of the foregoing.

ARTICLE 4—TAX MATTERS

4.01 Election under Subsection 85(1) of the Tax Act

(1) The parties will jointly elect under subsection 85(1) of the Tax Act with respect to the transfer of each “eligible property” (as defined in the Tax Act) included in the Canadian Snack Assets, except for the accounts receivable. Such election will be prepared by the Vendor and filed by the Vendor and the Purchaser in the form and manner and within the time prescribed by the Tax Act. The agreed amount in respect of each of the eligible properties transferred will be as follows:

(a)	in the case of capital property (other than depreciable property of a prescribed class) and inventory, an amount equal to the lesser of the amounts described in subparagraphs 85(1)(c.1)(i) and (ii) of the Tax Act;

(b)	in the case of depreciable property of a prescribed class, an amount equal to the least of the amounts described in subparagraphs 85(1)(e)(i), (ii), and (iii) of the Tax Act; and

(c)	in the case of eligible capital property, an amount equal to the least of the amounts described in subparagraphs 85(1)(d)(i), (ii), and (iii) of the Tax Act.

(2) For the purposes of the joint election referred to in Section 4.01(1)(b), the reference in subparagraph 85(1)(e)(i) of the Tax Act to the “undepreciated capital cost to the taxpayer of all the property of that class immediately before the disposition” will be interpreted to mean that proportion of the undepreciated capital cost to the Vendor of all of the property of that class immediately before the Effective Time that the fair market value at that time of the asset that is transferred is of the fair market value at that time of all property of that class.

(3) For the purposes of the joint elections referred to in Section 4.01(1)(c), if the Vendor so determines, the reference in subparagraph 85(1)(d)(i) of the Tax Act to “4/3 of the taxpayer’s cumulative eligible capital in respect of the business immediately before the disposition” will be interpreted to mean the proportion of 4/3 of the Vendor’s cumulative eligible capital in respect of its business immediately before the transfer to the Purchaser that the transferred eligible capital property in respect of the business (based on fair market value at that time or the amount of the cumulative eligible capital that is attributable to those assets, as determined by the Vendor) is of all of the Vendor’s eligible capital property in respect of the business (based on fair market value at that time or the amount of the cumulative eligible capital that is attributable to those assets, as determined by the Vendor), and the Vendor and the Purchaser will so indicate in their joint election.

(4) The Purchaser will, at the request of the Vendor, jointly elect with the Vendor under corresponding provisions of applicable provincial income tax legislation with respect to the transfer of the Canadian Snack Assets. The provisions of Sections 4.01(1), 4.01(2) and 4.01(3) will apply to the making of any such provincial elections, with necessary changes.

(5) The Vendor and the Purchaser will cooperate with each other in making any amendments to the tax elections referred to in this Section 4.01 as may be required by the Vendor, and the provisions of this Section 4.01 will apply to the making of any such amended elections.

4.02 Stated Capital

The Purchaser will add to its stated capital account maintained for its common shares an amount up to but not exceeding:

(a)	for Purchaser Shares issued as part of the Consideration for Elected Property, the aggregate agreed amounts in the election, less the amount of any consideration allocated to such Elected Property other than Purchaser Shares; and

(b)	for all other Purchaser Shares issued by the Purchaser pursuant hereto, the fair market value of the assets for which such Purchaser Shares are issued.

4.03 Transfer Taxes

(1) All transfer, land transfer, value added, ad-valorem, excise, sales, use, consumption, goods or services, harmonized sales, retail sales, social services, or other similar taxes or duties (collectively, “Transfer Taxes”) payable under any Law on or with respect to the sale and purchase of the Canadian Snack Assets under this Agreement will be the responsibility of the party on whom such Transfer Taxes are imposed or from whom such Transfer Taxes are otherwise due under such Law, and such party will be liable for and will pay, or will cause to be paid, such Transfer Taxes. The party that is liable for a Transfer Tax as set out above will prepare and file any affidavits or returns required in connection with such Transfer Tax at its own cost and expense. To the extent that any Transfer Taxes are required to be paid by a party that is not liable for such Transfer Taxes as set out above, the party that is liable for such Transfer Taxes as set out above will reimburse, or will cause to be reimbursed, to the first-mentioned party such taxes within five Business Days of payment of such Transfer Taxes by such party. All amounts payable by the Purchaser to the Vendor hereunder do not include Transfer Taxes. The Vendor and the Purchaser agree to cooperate with each other in connection with any filings and/or applications for the deferral of any land transfer tax in connection with the transfer, assignment and conveyance of the Freehold Lands.

(2) The Vendor and the Purchaser will, at or before the Effective Time, jointly execute elections, in the prescribed form and containing the prescribed information, under subsection 167(1) of the Excise Tax Act (Canada) to have subsection 167(1.1) of the Excise Tax Act (Canada) apply and under section 75 of the Act respecting the Quebec sales tax to have section 75(1.1) of Act respecting the Quebec sales tax apply to the sale and purchase of the Canadian Snack Assets hereunder so that no tax will be payable in respect of such sale and purchase under Part IX of the Excise Tax Act (Canada) and under the Act respecting the Quebec sales tax. The Purchaser will file the elections in the manner and within the time prescribed by the relevant legislation.

(3) The Vendor and the Purchaser agree that (i) the Vendor will be responsible for accounting for any goods and services tax, harmonized sales tax and/or Quebec sales tax that form part of any receivables acquired by the Purchaser as part of its acquisition of the Canadian Snack Assets, and (ii) the transfer of such receivables will be net of any amount that is in respect of applicable goods and services tax, harmonized sales tax and/or Quebec sales tax so that the Vendor will retain the right to collect such goods and services tax, harmonized sales tax and/or Quebec sales tax. To the extent that the applicable goods and services tax, harmonized sales tax and/or Quebec sales tax on transferred receivables is paid to the Purchaser, the Purchaser will forthwith pay such amounts to the Vendor.

4.04 Property Taxes

All property taxes imposed on or with respect to the Canadian Snack Assets for the tax year that includes the Closing Date will be the responsibility of the party on whom such property taxes are imposed or from whom such property taxes are otherwise due under applicable Law. To the extent that a party is liable for property taxes as set out above, that party will prepare and file all required tax returns incident to those taxes at its own cost and expense.

4.05 Excise Tax Act; Residency

(1) The Vendor is registered under Part IX of the Excise Tax Act (Canada) with registration numbers RT0001 89950 5945 and QST 1019023768 TQ0001. The Vendor is not a non-resident of Canada within the meaning of section 116 of the Tax Act.

(2) The Purchaser is registered under Part IX of the Excise Tax Act (Canada) with registration numbers RT0001 82426 2687 and QST 1218891752 TQ0001.

ARTICLE 5—EMPLOYEE MATTERS

5.01 Employees and Collective Agreements

(1) Schedule 5.01(1) sets out the names of all employees of the Canadian Snack Business as of the Closing Date (“Employees”). No later than the Closing Date, the Vendor will provide the Purchaser with information regarding terms and conditions of employment of the Employees in effect as of the Effective Time and such other information which is required by the Purchaser in order to establish, administer and manage the Purchaser’s employment relationship with Employees as of and following the Effective Time, to be jointly determined by the parties acting reasonably. The Vendor may, within 15 Business Days following the Closing Date, deliver to the Purchaser an updated version of Schedule 5.01(1) as may be necessary to correct any errors thereon, any such updated Schedule to be appended to this Agreement in substitution of the then existing Schedule and the employees listed thereon will be deemed to constitute the Employees.

(2) Schedule 5.01(2) sets out all of the collective agreements (“Collective Agreements”) to which the Vendor is a party or by which it is otherwise bound, either directly or indirectly by operation of Law, with respect to the Canadian Snack Business.

5.02 Offers of Employment

(1) Effective on and after the Effective Time, the Purchaser will employ all of the Employees who are not covered by the Collective Agreements (“Non-Union Employees”) and whose names are listed on Schedule 5.01(1), on the same terms and conditions which are in effect as of the Effective Time for all hourly paid Non-Union Employees of the Vendor and, to the extent that written offers of employment have been provided to salaried Non-Union Employees of the Vendor, on the same terms and conditions which are set out in such written offers of employment with the

Purchaser which have been extended to such salaried Non-Union Employees of the Vendor prior to the Closing Date and which have been accepted by such salaried Non-Union Employees as of the Closing Date. The Purchaser will recognize all past service of Non-Union Employees with the Vendor and, if applicable, Predecessors of the Vendor, to the extent recognized by the Vendor, for all purposes. No later than the Closing Date, the Vendor will provide the Purchaser with all written offers of employment with the Purchaser which have been extended to and accepted by salaried Non-Union Employees of the Vendor. The Purchaser will assume, accept the assignment of and continue to comply with the terms and conditions set out in all such offers of employment effective as of and following the Effective Time. The Purchaser will notify those salaried Non-Union Employees of the Vendor who do not receive written offers of employment with the Purchaser (who, for greater certainty, will be those salaried Non-Union Employees of the Vendor working at the plant level) of the transition of their employment from the Vendor to the Purchaser by notice provided to each such Employee or by the posting of such notice conspicuously in the workplace of such salaried Non-Union Employees. All Non-Union Employees who are not members of the registered pension plans listed on Schedule 6.01(1) and who are on any approved or statutory leave of absence as of the Closing Date will become employees of the Purchaser as of and following the Effective Time.

(2) With respect to Employees who are employed by the Vendor who are covered by the Collective Agreements (“Unionized Employees”), effective on and after the Effective Time, the Purchaser will be a successor employer to the Vendor of all Unionized Employees under the Collective Agreements pursuant to the provisions of applicable labour legislation and on and after the Effective Time will be bound by and observe all of the same terms, conditions, rights and obligations of the Vendor in relation to the employment of the Unionized Employees, including under the Collective Agreements.

(3) All items in respect of Employees who become employed by the Purchaser that require adjustment including premiums for unemployment insurance, Canada Pension Plan, employer health tax, applicable statutory hospitalization insurance, accrued wages, salaries and commissions and employee benefit plan payments will be appropriately adjusted to the close of business on the day immediately preceding the Effective Time.

(4) On and following the Effective Time, the Vendor will continue to be solely responsible for, fully discharge, and fully indemnify and save harmless the Purchaser with respect to, all statutory obligations and Liabilities which (i) are accrued and unpaid up to the Effective Time with respect to all Employees; or (ii) which accrue and become payable on or after the Effective Time with respect to Non-Union Employees who do not commence employment with the Purchaser. On and following the Effective Time, the Purchaser will be solely responsible for, fully discharge, and fully indemnify and save harmless the Vendor with respect to all statutory, contractual or common law obligations and Liabilities which accrue on or after the Effective Time with respect to Non-Unionized Employees who commence employment with the Purchaser and all Unionized Employees.

(5) With respect to those Employees who become employees of the Purchaser, and who have any claims under applicable workers’ compensation legislation as of the Effective Time, including any active Employees and any Employees who are on a leave of absence under applicable workers’ compensation legislation as of the Effective Time, the Purchaser will be solely responsible for, and will fully comply with and discharge, all obligations and Liabilities under applicable workers’ compensation legislation with respect to all such workers’ compensation claims, regardless of when the events underlying such workers’ compensation claims occur, and regardless of whether such workers’ compensation claims are open as of the Effective Time, or are opened or re-opened following the Effective Time, including the obligation to re-employ any such Employees who are on a leave of absence as of the Effective Time and to provide any accommodations which are required under applicable workers’ compensation legislation, human rights legislation or both. The Purchaser will assume, discharge and be liable for all claims, levies, assessments, penalties, deficiencies, Liabilities and other payments and obligations with respect to such Employees under applicable workers’ compensation legislation, and will fully indemnify and save harmless the Vendor for all such claims, levies, assessments, penalties, deficiencies, Liabilities and other payments and obligations, including all reasonable and documented third party costs incurred by the Vendor in relation to such claims. The Vendor will act reasonably in providing the Purchaser with any information reasonably required by the Purchaser in order to discharge the Purchaser’s obligations hereunder. With respect to any payments made by the Vendor after the Effective Time to any workers compensation board in relation to any Employees who become employees of the Purchaser, the Purchaser will fully indemnify and save harmless the Vendor for such payments within 30 days following the end of each quarter-end during which the applicable payment was paid by the Vendor. With respect to any payments received by the Vendor from any workers compensation board after the Effective Time in relation to any Employees who become employees of the Purchaser, the Vendor will remit such payments to the Purchaser within 30 days following the end of each quarter-end during which the applicable payment was received by the Vendor. With respect to any payments received by the Purchaser from any workers compensation board after the Effective Time in relation to any employees of the Vendor, including any Employees who do not become employees of the Purchaser, the Purchaser will remit such payments to the Vendor within 30 days following the end of each quarter-end during which the applicable payment was received by the Purchaser. The parties will act reasonably in providing the other party with any information reasonably required by the other party in order to discharge their respective payment obligations hereunder.

(6) The Vendor will transfer to the Purchaser the information contained in the complete personnel files maintained by the Vendor as of the Closing Date in respect of each of the Employees who commence employment with the Purchaser. The exchange of and access to such information will be handled in accordance with article VI of the Separation Agreement.

5.03 Specified Incentive Plans

(1) With respect to those Employees who commence employment with the Purchaser as of the Effective Time, and who are eligible to participate in a Specified Incentive Plan immediately prior to the Effective Time, the Purchaser will establish (or will arrange for another member of the SnackCo Group to establish) new incentive plans for the year ending December 31, 2012 (the “SnackCo Incentive Plans”) which will be on the same terms and conditions and identical in all other respects to the Specified Incentive Plans in effect immediately prior to the Closing Date. All Employees who participated in a Specified Incentive Plan immediately prior to the Closing Date will be eligible to participate in the corresponding SnackCo Incentive Plan effective as of and following the Effective Time. For the purpose of calculating the amounts payable to an eligible Employee under a SnackCo Incentive Plan for the year ending December 31, 2012, the period between January 1, 2012 and the Closing Date in which an eligible Employee was employed by the Vendor and eligible to participate in a Specified Incentive Plan will be deemed to be service with the Purchaser.

(2) With respect to the portion of the incentive payments under the SnackCo Incentive Plans which is determined based on the achievement of specified targets for the third quarter of 2012 (July 1 to September 30, 2012), the Vendor will be responsible for calculating the quarterly incentive payments, if any, to be paid by the Purchaser to each eligible Employee participating in the SnackCo Incentive Plans with respect to the third quarter of 2012 and will advise the Purchaser of the same when such results are known to the Vendor. The Purchaser will be responsible for paying any such quarterly incentive payments to eligible Employees who participate in the SnackCo Incentive Plans at the same time as such quarterly incentive payments are paid by the Vendor to eligible employees of the Vendor under the Specified Incentive Plans.

(3) The Purchaser will be solely responsible for all amounts payable to those Employees who commence employment with the Purchaser as of the Effective Time under the SnackCo Incentive Plans with respect to all periods ending on or after January 1, 2012. The Vendor will be solely responsible for all amounts payable to employees of the Vendor who do not commence employment with the Purchaser as of the Closing Date under a Specified Incentive Plan for all periods ending on or after January 1, 2012.

ARTICLE 6—PENSIONS AND BENEFITS MATTERS

6.01 Assignment and Assumption of Registered Pension Plans

(1) The Vendor hereby assigns to the Purchaser, and the Purchaser hereby assumes from the Vendor, sponsorship and administration of the six registered pension plans listed on Schedule 6.01(1) (“Stand-Alone Registered Pension Plans”), as of and with effect from the Effective Time.

(2) The Vendor and the Purchaser will execute an assignment and assumption agreement, concurrent with the execution of this Agreement, with respect to each of the Stand-Alone Registered Pension Plans substantially in the form of the agreement attached as Schedule 6.01(2).

6.02 Registered Pension Plan Transfers

(1) Effective as of the Effective Time, the Purchaser will establish new registered pension plans as successor plans (“SnackCo Pension Plans”) to the two registered pension plans administered by the Vendor listed on Schedule 6.02(1) (“Vendor Commingled Registered Pension Plans”). Each SnackCo Pension Plan will have terms and features (including benefit accrual provisions) that are substantially identical to the corresponding Vendor Commingled Registered Pension Plan. Effective as of the Effective Time, the members of the Vendor Commingled Registered Pension Plans who are employed by the Vendor in the Canadian Snack Business as of the Closing Date, and who become employed by the Purchaser effective the Effective Time (the “Transferred Employees from Commingled Plans”) will cease to actively participate in and accrue benefits under the Vendor Commingled Registered Pension Plans and will commence participation in and accrue benefits under one of the SnackCo Pension Plans. Each SnackCo Pension Plan will assume liability from the corresponding Vendor Commingled Registered Pension Plan for all benefits accrued or earned (whether or not vested) by the Transferred Employees from Vendor Commingled Registered Pension Plans, subject to applicable Laws and the completion of the transfer of assets contemplated by this Section 6.02.

(2) The Vendor and the Purchaser acknowledge that the Vendor Commingled Registered Pension Plans are currently not fully funded, and that additional contributions are required in accordance with applicable Laws. The Purchaser will be responsible for all contributions that are required to be made under applicable Laws for periods after the Effective Time in respect of the benefits which Transferred Employees from Commingled Plans have accrued under the Vendor Commingled Registered Pension Plans, subject to the completion of the transfer of assets contemplated by this Section 6.02. All such Purchaser contributions will be made to the SnackCo Pension Plans.

(3) Immediately following the Closing Date, the Vendor will cause its actuary to calculate the value, as of the Effective Time, of the defined benefit assets to be transferred from each of the Vendor Commingled Registered Pension Plans to the corresponding SnackCo Pension Plan in respect of the benefits which Transferred Employees from Commingled Plans have accrued under the Vendor Commingled Registered Pension Plans up to the Effective Time. The asset transfer amounts will be determined in accordance with paragraph 8(b) of the Financial Services Commission of Ontario’s Policy A700-200 or in accordance with Chapter XII of the Supplemental Pension Plans Act of Quebec, as applicable, using the same assumptions and valuation methodology that were used in the December 31, 2011 funding actuarial valuation reports for the Vendor Commingled Registered Pension Plans, including any necessary updates to the solvency assumptions to ensure that they are appropriate as of the Effective Time (the “Pension Plan Transfer Amounts”). For greater certainty, the solvency assumptions will be those assumptions in effect as at the Effective Time and determined in accordance with the Canadian Institute of Actuaries’ Education Note published by the Pension Plan Financial Reporting Committee, as updated from time to time, providing guidance on assumptions for solvency and hypothetical windup valuations and in accordance with the Standards of Practice for Pension Commuted Values published by the Canadian Institute of Actuaries effective February 1, 2011, as applicable.

(4) No later than 30 days following the Closing Date, the Vendor will apply to the applicable pension regulatory authorities for consent to transfer the Pension Plan Transfer Amounts and the defined contribution account balances of Transferred Employees from Commingled Plans to the SnackCo Pension Plans. The Vendor will make a separate application in respect of the transfer of assets and liabilities from each of the Vendor Commingled Registered Pension Plans. The Vendor will cause to be prepared all applications, reports and other materials required under applicable laws to obtain such consent and will diligently pursue such applications. The Purchaser will act reasonably in providing all information reasonably requested by the Vendor in order to pursue such applications.

(5) Within 30 days of receiving the consent of the applicable pension regulatory authority to each of the applications described in this Section 6.02, the Vendor will, in respect of each Vendor Commingled Registered Pension Plan, transfer to the corresponding SnackCo Pension Plan assets in kind and in cash with a total value equal to the applicable Pension Plan Transfer Amount, adjusted as follows:

(a)	decreased by the aggregate amount of payments made from the applicable Vendor Commingled Registered Pension Plan to the Transferred Employees from Commingled Plans in order to satisfy any benefit payment obligation with respect to such members of the applicable Vendor Commingled Registered Pension Plan following the Closing Date (adjusted to reflect the applicable rate of return determined under clause (c) below),

(b)	decreased by the aggregate amount of charges, expenses and other costs reasonably attributable to the administration of Vendor Commingled Registered Pension Plans in respect of the benefits of Transferred Employees from Commingled Plans (adjusted to reflect the applicable rate of return determined under clause (c) below), and

(c)	increased or decreased, as the case may be, in order to reflect the fund rate of return of the assets in the applicable Vendor Commingled Registered Pension Plan during the period from the Closing Date to the date of transfer

(the “Adjusted Pension Plan Transfer Amounts”).

In addition to the transfer of the Adjusted Pension Plan Transfer Amounts, the Vendor will, in respect of each Vendor Commingled Registered Pension Plan, transfer to the corresponding SnackCo Pension Plan the defined contribution account balances in respect of Transferred Employees from Commingled Plans.

(6) The Vendor will transfer assets in kind (rather than in cash) to the SnackCo Pension Plans, to the extent commercially reasonable. The Vendor will, prior to the date that the Pension Plan Transfer Amount (adjusted as described in Section 6.02(5)) is transferred to each SnackCo Pension Plan:

(a)	administer the assets of the Vendor Commingled Registered Pension Plans in accordance with applicable Laws;

(b)	continue to direct the investment of the assets of the Vendor Commingled Registered Pension Plans in accordance with the terms of such plans and applicable pension legislation, and will not change the investment of assets that are allocable to the Pension Plan Transfer Amounts from the manner in which they are invested as of the Closing Date without the prior written consent of the Purchaser, which will not be unreasonably withheld;

(c)	keep the Purchaser fully informed regarding the status of the regulatory applications described in this Section 6.02;

(d)	promptly provide the Purchaser from time to time with information reasonably requested by the Purchaser regarding the assets, the investment performance of the assets, and the expenses charged to the assets in the Vendor Commingled Registered Pension Plans; and

(e)	provide the Purchaser with copies of all documentation relating to the payments made from the Vendor Commingled Registered Pension Plans to the Transferred Employees from Commingled Plans, including pension election forms submitted to the Vendor or its agents by the Transferred Employees from Commingled Plans.

(7) If the applicable pension regulatory authority refuses to consent to the application of the Vendor described in this Section 6.02 with respect to any Vendor Commingled Registered Pension Plan, and takes the position that it will consent if a different amount is proposed to be transferred or if a certain assumption or method of calculation is used to determine the Pension Plan Transfer Amounts, the Vendor and the Purchaser will proceed on the basis necessary to obtain the consent of such regulatory authority.

(8) Subject to the transfer of the Pension Plan Transfer Amounts, the Purchaser assumes responsibility for the benefits accrued by the Transferred Employees from Commingled Plans under the Vendor Commingled Registered Pension Plans up to the Effective Time.

(9) The Vendor and the Purchaser acknowledge that several members of the Retirement Plan for Non-Unionized Salaried Employees – Former Employees of Kraft Limited (Quebec registration number 26314) will become employed by the Purchaser as of and with effect from the Effective Time. The assets and liabilities of such members which have accrued up to the Effective Time under such registered pension plan shall remain the responsibility of the Vendor pursuant to applicable pension laws and the terms of such registered pension plan.

6.03 Group Registered Retirement Savings Plan

The Vendor hereby assigns to the Purchaser, and the Purchaser hereby assumes from the Vendor, as of and with effect from the Effective Time, all of the rights, obligations and liabilities of the Vendor with respect to the group registered retirement savings plan accounts that are provided by the Vendor (a) to the Non-Union Employees and Unionized Employees, and (b) to any other individuals who are members of the Stand-Alone Registered Pension Plans.

6.04 Non-Registered Savings Plan Accounts

The Vendor hereby assigns to the Purchaser, and the Purchaser hereby assumes from the Vendor, as of and with effect from the Effective Time, all of the rights, obligations and liabilities of the Vendor with respect to the non-registered savings plan accounts that are provided by the Vendor (a) to the Non-Union Employees and Unionized Employees, and (b) to any other individuals who are members of the Stand-Alone Registered Pension Plans.

6.05 Supplemental Top Up Plans

The Vendor hereby assigns to the Purchaser, and the Purchaser hereby assumes from the Vendor, as of and with effect from the Effective Time, all of the rights, obligations and liability of the Vendor regarding the entitlements of all Employees who become employed by the Purchaser effective the Effective Time, to supplemental, unregistered top-up pension payments, including, for greater certainty, the Employees described in Section 6.02(9). The Vendor will retain all of the rights, obligations and liabilities of the Vendor regarding the supplemental, unregistered top-up pension payment entitlements of individuals previously employed by the Vendor whose employment with the Vendor ceased prior to the Effective Time.

6.06 Post-Retirement Health and Welfare Benefits

The Vendor hereby assigns to the Purchaser, and the Purchaser hereby assumes from the Vendor, as of and with effect from the Effective Time, all of the rights, obligations and liability of the Vendor with respect to post-retirement health and welfare benefit entitlements of the members of the Stand-Alone Registered Pension Plans whose employment with the Vendor ceased prior to the Effective Time. With respect to Employees who become employed by the Purchaser effective the Effective Time, the Purchaser will, in the case of Unionized Employees, provide post-retirement health and welfare benefit entitlements as required by Section 5.02(2) and, in the case of the Non-Union Employees, provide post-retirement health and welfare benefit entitlements on the same terms and conditions which are in effect as of the Effective Time as required by Section 5.02(1).

6.07 Long-Term Disability Liabilities

The Vendor will be exclusively responsible for the cost and administration of all long-term disability income payments that become due either before or after the Closing Date to all individuals who were employed in the SnackCo Business and were in receipt of long-term disability income payments as at the Closing Date in respect of claims arising before the Closing Date, regardless of whether such individuals become employed by the Purchaser.

ARTICLE 7—CLOSING ARRANGEMENTS AND TERMINATION

7.01 Closing

The transactions contemplated by this Agreement will be completed at the Effective Time at the offices of McCarthy Tétrault LLP, Suite 5300, Toronto-Dominion Bank Tower, 66 Wellington Street West, Toronto, Ontario, Canada M5K 1E6.

7.02 Survival

The covenants of the Vendor and of the Purchaser set out in this Agreement will survive the completion of the sale and purchase of the Canadian Snack Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the other party in accordance with the terms thereof.

7.03 Termination

This Agreement may be terminated by the written agreement of the Vendor and the Purchaser. This Agreement will terminate automatically, and without any further action or formality, upon the termination of the Separation Agreement in accordance with section 8.3 of the Separation Agreement.

ARTICLE 8—GENERAL

8.01 Application of the Separation Agreement

(1) Without limiting the generality of Section 8.01(2), the following provisions of the Separation Agreement are hereby incorporated into this Agreement by reference and, unless otherwise expressly specified herein, such provisions will apply to the Vendor and the Purchaser as if fully set forth in this Agreement, mutatis, mutandis:

(a)	Section 2.2 (Governmental Approvals and Consents; Transfers, Assignments and Assumptions Not Effected Prior to the Distribution);

(b)	Section 2.4 (Novation of GroceryCo Liabilities);

(c)	Section 2.5 (Novation of SnackCo Liabilities);

(d)	Section 4.1 (Further Assurances); and

(e)	Article VIII (Miscellaneous), other than Section 8.2 (Expenses), Section 8.7 (Interpretation) and Section 8.10 (Governing Law) thereof.

(2) Except as expressly provided in the Separation Agreement, this Agreement or any other Ancillary Agreement, the Vendor acknowledges that it is a member of the GroceryCo Group and the Purchaser acknowledges that it is a member of the SnackCo Group and, in each case and as such, each of the Vendor and the Purchaser is subject to, and will observe, perform and be bound by, the provisions of the Separation Agreement and any other Ancillary Agreement that are expressly stated therein to apply, or that are otherwise required by the context thereof to apply, to the Vendor, the Purchaser or both. Without limiting the generality of the foregoing, each of the Vendor and the Purchaser acknowledges and agrees that it is subject to, and will observe, perform and be bound by, the following provisions of the Separation Agreement:

(a)	Article IV (Further Assurances; Additional Agreements);

(b)	Article V (Mutual Releases; Indemnification);

(c)	Article VI (Exchange of Information; Litigation Management; Confidentiality); and

(d)	subject to Section 8.03 of this Agreement, Article VII (Dispute Resolution).

(3) In this Section 8.01, unless the context otherwise requires, references to an “Article” or “Section” will mean Articles or Sections of the Separation Agreement, and references in the material incorporated herein by reference will be references to the Separation Agreement.

8.02 Application of the Tax Sharing Agreement

(1) Without limiting the generality of Section 8.02(2) or 8.02(3) of this Agreement, Section 4.04 (Tax Benefits) of the Tax Sharing Agreement is hereby incorporated into this Agreement by reference and, unless otherwise expressly specified herein, such provision will apply to the Vendor and the Purchaser as if fully set forth in this Agreement, mutatis, mutandis.

(2) Except as expressly provided in the Tax Sharing Agreement, this Agreement or any other Ancillary Agreement, the Vendor acknowledges that it is a member of the GroceryCo Post-Distribution Group and the Purchaser acknowledges that it is a member of the SnackCo Post-Distribution Group. As such, the Vendor and the Purchaser acknowledge that the Purchaser is entitled to the benefits of Sections 5.03(a) and 5.04 of the Tax Sharing Agreement as they relate to Canadian Transaction Taxes imposed on the Purchaser or for which the Purchaser is liable and the Vendor is entitled to the benefits of Sections 5.03(b) and 5.04 of the Tax Sharing Agreement as they relate to Canadian Transaction Taxes imposed on the Vendor or for which the Vendor is liable.

(3) Each of the Vendor and the Purchaser is subject to, and will observe, perform and be bound by, the provisions of the Tax Sharing Agreement that are expressly stated therein to apply, or that are otherwise required by the context thereof to apply, to the Vendor, the Purchaser or both. Without limiting the generality of the foregoing, each of the Vendor and the Purchaser acknowledges and agrees that it is subject to, and will observe, perform and be bound by, the following provisions of the Tax Sharing Agreement:

(a)	Article VIII (Tax Contests), other than Section 8.02(b) (Non-Canadian Transaction Tax Contests) thereof and acknowledging that Section 8.02(c) (Canadian Transaction Tax Contest) applies between SnackCo and GroceryCo and not their Subsidiaries;

(b)	Article IX (Payments), other than Section 9.03 (Characterization of Payments) thereof; and

(c)	Article X (Miscellaneous), other than Section 10.11 (Governing Law) thereof and acknowledging that Section 10.01(d) (Competent Authority Claims) applies between SnackCo and GroceryCo and not their Subsidiaries.

(4) In this Section 8.02, unless the context otherwise requires, references to an “Article” or “Section” will mean Articles or Sections of the Tax Sharing Agreement, and references in the material incorporated herein by reference will be references to the Tax Sharing Agreement.

8.03 Dispute Resolution

Notwithstanding any provision to the contrary in article VII of the Separation Agreement, any Dispute that relates primarily or exclusively to this Agreement, or a breach thereof (a “Canadian Dispute”), will be resolved pursuant to the dispute resolutions provisions set forth in article VII of the Separation Agreement; provided, however, that the place of any arbitration commenced in connection therewith will be Toronto, Ontario. Notwithstanding the foregoing, in the event that a Dispute is commenced pursuant to article VII of the Separation Agreement that is substantially interconnected with or that depends substantially on the outcome of a then-pending Canadian Dispute, the Vendor and the Purchaser may, by written agreement, jointly elect to waive the provisions of this Section 8.03 and to discontinue such separate Canadian Dispute and, instead, to combine such Canadian Dispute with such other Dispute commenced pursuant to the Separation Agreement, and the place of any arbitration commenced in connection with such other Dispute will be New York City, New York.

8.04 Notices

In addition to the provisions of section 8.6 of the Separation Agreement (and section 10.08 of the Tax Sharing Agreement), any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

To the Vendor:

Kraft Canada Inc.

95 Moatfield Drive

North York, Ontario M3B 3L6

Fax No.: (416) 441-5328

Attention:     Chief Counsel

To the Purchaser:

Mondelez Canada Inc.

2660 Matheson Boulevard East

Mississauga, Ontario L4W 5M2

Email: susannah.riggs@mdlz.com

Attention:     Chief Counsel

or to such other street address, individual or electronic communication number or address as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by electronic communication.

8.05 Governing Law

This Agreement is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario.

(Signature Page Follows)

IN WITNESS WHEREOF the parties have executed this Agreement.

MONDELEZ CANADA INC.

Per:	/s/ Rosanne Angotti
Name: Rosanne Angotti Title: President and Secretary

KRAFT CANADA INC.

Per:	/s/ Kelly MacGregor
Name: Kelly MacGregor Title: Assistant Secretary